Exhibit 3.1

ESSENTIAL PROPERTIES REALTY Trust, Inc.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST:  The Board of Directors of Essential Properties Realty Trust, Inc., a Maryland corporation (the “Corporation”), pursuant to Section 7.2.8 of Article VII of the charter of the Corporation (the “Charter”), has (i) increased the Common Stock Ownership Limit (as defined in the Charter) to 9.8% (in value or in number of shares, whichever is more restrictive), of the aggregate of the outstanding shares of Common Stock (as defined in the Charter) of the Corporation, and (ii) increased the Aggregate Stock Ownership Limit (as defined in the Charter) to 9.8% in value of the aggregate of the outstanding shares of Capital Stock (as defined in the Charter).

SECOND:  The undersigned officer acknowledges this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President and Secretary on this 8th day of August, 2019.

ATTEST:		ESSENTIAL PROPERTIES REALTY TRUST, INC.

/s/ Gregg A. Seibert	By:	/s/ Peter M. Mavoides	(SEAL)
Gregg A. Seibert Executive Vice President and Secretary		Peter M. Mavoides President and Chief Executive Officer